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            		     FEDERAL PAPER BOARD COMPANY, INC.                       EXHIBIT 11
	  STATEMENT OF COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                    				 (Unaudited)
                                                         								For the                 For the
                                                							   Twelve Weeks Ended    Thirty-Six Weeks Ended
                                                         								      Restated                Restated
                                                 							   Sept. 10,  Sept. 11,   Sept. 10,   Sept. 11,
In thousands, except per share amounts                       1994       1993       1994        1993
Assuming No Dilution:
Net income (loss)                                           $15,200    $(7,200)   $23,900     $(3,300)
(Deduct) dividends on convertible preferred stock            (1,524)    (1,525)    (4,573)     (4,576)
Net income (loss) available to common shares                $13,676    $(8,725)   $19,327     $(7,876)

Actual weighted average number of common shares
  outstanding                                                42,265     41,991     42,216      41,977

Earnings (loss) per common share assuming no dilution         $0.32     ($0.21)     $0.46      ($0.19)

Assuming Full Dilution:
Net income (loss)                                           $15,200    $(7,200)   $23,900     $(3,300)
(Deduct) dividends on convertible preferred stock            (1,509)    (1,525)    (4,527)     (4,576)
Net income (loss) applicable to common shares, common
  equivalent shares and dilutive securities                 $13,691    $(8,725)   $19,373     $(7,876)

Shares:
Adjusted weighted average number of common shares
  outstanding                                                42,259     41,991     42,208      41,977
Dilutive common equivalent shares issuable under stock
  option plans                                                  755         (a)       728          (a)
Common shares issuable upon conversion of $1.20
  convertible preferred stock                                   279         (a)       289          (a)
Common shares issuable upon conversion of $2.875
  convertible preferred stock                                    (a)        (a)        (a)         (a)
Weighted average number of common and diluted
  common equivalent shares and dilutive securities           43,293     41,991     43,225      41,977

Earnings (loss) per common share assuming full dilution       $0.32     ($0.21)     $0.45      ($0.19)

Primary Earnings Per Share:
  Weighted average number of common shares outstanding       42,265     41,991     42,216      41,977
  Dilutive common equivalent shares issuable under stock
    option plans                                                513         (a)       381          (a)
  Weighted average number of common and dilutive
    common equivalent shares                                 42,778      41,991    42,597      41,977

Primary earnings (loss) per common share assuming no
    dilution from common equivalent shares                    $0.32      ($0.21)    $0.45      ($0.19)

 (a) Antidilutive issue.

 (b) The calculation of primary earnings per share is presented in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 3 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. Earnings (loss) applicable to common shares are the same as in the calculation assuming no dilution.

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